Exhibit 2

EXECUTION VERSION

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 1 (this “Amendment”), dated as of October 2, 2018, to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of July 29, 2018, by and among RLJ Entertainment, Inc., a Nevada corporation (the “Company”), AMC Networks Inc., a Delaware corporation (“Ultimate Parent”) (solely for purposes of Section 10.7 thereof), Digital Entertainment Holdings LLC, a Delaware limited liability company and Wholly Owned Subsidiary of Ultimate Parent (“Parent”), and River Merger Sub Inc., a Nevada corporation and Wholly Owned Subsidiary of Parent (“Merger Sub” and, together with the Company, Ultimate Parent and Parent, the “Parties” and each, a “Party”), is made and entered into by and among the Parties. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

WHEREAS, on July 29, 2018, the Parties entered into the Merger Agreement;

WHEREAS, pursuant to Section 10.4(a) of the Merger Agreement, the Parties may modify or amend the Merger Agreement at any time prior to the Effective Time by an instrument in writing that is executed by each of the Parties; and

WHEREAS, the Parties desire to amend the Merger Agreement as set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth in this Amendment, the Parties, intending to be legally bound, agree as follows:

1.1 Amendments. The Parties hereby agree to amend the Merger Agreement as follows:

(a) Section 4.1(b) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“(b) Preferred Stock Consideration. Each Eligible Preferred Share for which a change-of-control cash purchase election has been made by the record holder thereof pursuant to Section 7(b) of the certificate of designation applicable to such Eligible Preferred Share shall be entitled to receive an amount in cash, without interest (the “Preferred Stock Consideration”), equal to (i) the product of (A) 125% multiplied by (B) the product of (1) the Conversion Amount being redeemed multiplied by (2) the quotient of the Per Share Merger Consideration divided by $3.00, or (ii) such greater amount pursuant to the terms of Section 7(b) of the certificate of designation in respect of the Preferred Stock; provided, however, that if any holder of Eligible Preferred Shares does not make such election and surrender such shares to the Paying Agent in exchange for the Preferred Stock Consideration in accordance with Section 4.2(b) of this Agreement within 180 days following the Closing Date, such holder shall be entitled to receive, in respect of each Eligible Preferred Share for which the holder fails to make such election, a security to be issued by the Surviving Corporation as provided in the applicable certificate of designation. Parent also shall comply with the notice and other obligations set forth in the certificates of designation in respect of the Preferred Stock, to the extent applicable, after the date hereof and prior to the Closing Date.”

1.2 Effect of Amendment. This Amendment is hereby incorporated into and made a part of the Merger Agreement with the same effect as if the terms hereof were originally set forth in the Merger Agreement, and this Amendment and the Merger Agreement will henceforth be read, taken and construed as one and the same agreement. Notwithstanding anything to the contrary herein, this Amendment shall automatically terminate and be of no further force or effect without any action of the Parties if the Merger Agreement is terminated in accordance with Article IX thereof.

1.3 Confirmation of Merger Agreement. Other than as expressly modified pursuant to this Amendment, all of the terms and conditions of the Merger Agreement are hereby ratified and confirmed by the Parties and shall remain in full force and effect.

1.4 Miscellaneous. The provisions of Section 1.3 and Article X of the Merger Agreement shall apply mutatis mutandis to this Amendment, and to the Merger Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms therein as modified by this Amendment.

1.5 Counterparts. This Amendment may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute one and the same agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the duly authorized officers of the parties as of the date first written above.

RLJ ENTERTAINMENT, INC.

By:	/s/ Miguel Penella
Name:	Miguel Penella
Title:	Chief Executive Officer

[Signature Page to Amendment No. 1 to Merger Agreement]

AMC NETWORKS, INC., solely for purposes of Section 10.7 of the Merger Agreement

By:	/s/ James G. Gallagher
Name: James G. Gallagher
Title: Executive Vice President and General Counsel

DIGITAL ENTERTAINMENT HOLDINGS LLC

By:	/s/ James G. Gallagher
Name: James G. Gallagher
Title: Executive Vice President and General Counsel

RIVER MERGER SUB INC.

By:	/s/ James G. Gallagher
Name: James G. Gallagher
Title: Executive Vice President and General Counsel

[Signature Page to Amendment No. 1 to Merger Agreement]